Exhibit 10.1

2007 Base Salary Rates; 2006 Cash Bonus Amounts

The following table lists 2007 base salary rates and 2006 cash bonus amounts for our executive officers named below.

Name and Title	2007 Base Salary Rate	2006 Cash Bonus Amount
Cameron Coburn Chairman, President and Chief Executive Officer	$250,000	$100,000

Larry W. Flowers Executive Vice President and Chief Credit Officer	130,000	50,000

Betty V. Norris Senior Vice President and Chief Financial Officer	150,000	50,000

Lynn M. Burney Senior Vice President and Chief Operations Officer	135,000	50,000

A. Mark Tyler Senior Vice President and Business Banking Manager	130,000	30,000

R. James MacLaren Senior Vice President and Credit Administrator	130,000	25,000